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                    [SOLUTIA Letterhead]

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                                                            Carl Moskowitz
Immediately                                                 (314) 674-8664
                                                            Michael Scharf
                                                            32-10-48-1294


              SOLUTIA COMPLETES ACQUISITION OF VIANOVA RESINS

     ST. LOUIS, MO, Dec. 22, 1999 -- Solutia Inc. (NYSE: SOI) announced today that it has completed the acquisition of Vianova Resins from Morgan Grenfell Private Equity Ltd. Vianova Resins is a leading European producer of resins and additives for coatings and technical applications. The addition of Vianova Resins establishes Solutia as the clear leader in the worldwide market for coatings ingredients in the automotove and industrial sectors. The purchase price was about DM 1.2 billion (about $640 million).
     Solutia will combine its existing coatings materials business with Vianova Resins (1998 sales: DM 940 million, or about $500 million) to create a unique new player in the market, one with the ability to act as a full service supplier to coatings customers worldwide. Approximately 85 percent of Vianova Resins' sales are in Europe with such well-known brands as Resydrol waterborne alkyd resins, Maprenal amino resins, Viacryl and Macrynal acrylic resins, Viaktin UV curing resins, Vialkyd alkyd resins, Beckopox epoxy resins and Alftalat and Synthacryl solid resins for powder coatings. Other branded products include Daotan polyurethane emulsions and Additol dispersing and rheology control additives. Solutia's current coatings ingredients product line includes Resimene amino crosslinkers for thermoset surface coatings; Modaflow flow and leveling agents; Santosol environmentally-friendly solvents; and Butvar binding resins. To date, these Solutia products have been sold primarily in North America.
     Vianova Resins employs 1,650 people, with subsidiaries in Austria, Belgium, Denmark, France, Germany, Great Britain, Greece, Italy, the Netherlands, Portugal, Spain, Turkey, Canada, Brazil, Korea and the
United States. It has an affiliate in Thailand.

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     Solutia had sales in 1998 of approximately $2.8 billion and is organized around three main franchises: Performance Films (including polyvinyl butyral for laminated glass and other glass films); Specialty Chemicals (including resins and additives for automotive, industrial and specialty applications, aviation hydraulic and heat transfer fluids and detergent chemicals); and Nylon (including chemical intermediates, fibers for carpet, apparel and industrial uses, and nylon plastic and polymers). Solutia employs 10,850 employees worldwide (including Vianova Resins) and operates facilities in North America, Europe, South America and Asia.
     For more information, the Vianova Resins website is at www.vianova-resins.de, or visit the Solutia website at www.solutia.com where there will be a link provided to the Vianova Resins website.

                                -o0o-

NOTE TO EDITORS: Resimene, Modaflow, Santosol, and Butvar are registered trademarks of Solutia Inc. Resydrol, Maprenal, Viacryl, Macrynal,
Vialkyd, Viaktin, Beckopox, Additol, Alftalat, Daotan, and Synthacryl are registered trademarks of Vianova Resins GmbH and Co. KG.


St. Louis
122299